                                                                   EXHIBIT 10.27


Charles E. Pearsall
4440 Weston Lane
Plymouth, MN 55446



Dear Ed:

This letter amends your 02/07/96 Employment Agreement/Offer Letter which set forth your beginning compensation levels and has been approved by the Compensation Committee of the Board of Directors. Except as expressly, set forth herein, this letter does not in any way alter or amend the Employee Agreement signed by you on 02/08/96.

In recognition of your current level of contribution, I am pleased to inform you that your base salary will be increased to $165,000.00 (the "Base Amount"), effective February 1, 2002. This base salary may be increased or decreased from time to time by our Board of Directors, but may not be decreased below the Base Amount. In addition, the amount of the annual bonus which you will be eligible to receive if you satisfy your annual performance objectives will be determined from time to time by the Board of Directors, will not be less than 30% of your base salary in effect from time to time. In addition, Tricord will make the following severance benefits available to you, not in connection with a Change in Control, if the following conditions are satisfied.

         1. Tricord terminates your employment without "cause", as that term is defined in the Company's 1998 Stock Incentive Plan;


                                       and

         2. You sign a full release of claims against Tricord in the form designated by the Company.

The total amount of severance benefits which will be paid to you if the above listed conditions are satisfied is a lump sum amount equal to such amount as is determined from time to time by the Board of Directors, which shall not be an amount less than the amount equal to 6 months of your then current base salary. This offer is in lieu of, and not in addition to, any severance offers previously extended to you by Tricord.

Nothing in this letter should be construed to create any contract rights to continued employment, or to any set level of compensation. Your employment status continues to be as an "at will" employee. Further, in addition to permitted changes to your salary as set forth above, the percentage used to calculate your bonus amount and the number of months of severance you may receive may be increased or decreased by Tricord from time to time in its sole discretion, but never below 30% and 6 months, respectively. Provided, however, that, in the event you satisfy the conditions of the severance offer described above PRIOR TO a decision by Tricord to change and/or eliminate Tricord's offer of severance benefits to you, you will be paid the severance benefits described above unless you and Tricord reach an agreement to the contrary.

The terms of your Offer Letter/Employment Agreement and this letter amendment shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflict of law provisions that would defer to the laws of another jurisdiction. The rights and obligations of you and Tricord shall be governed by and determined in accordance with such laws.

We are confident that you will make a significant contribution to the success and growth of Tricord in the coming year.

Sincerely,


/s/ Keith Thorndyke
Keith Thorndyke
President and CEO

Acknowledged and Agreed:


/s/ Charles E. Pearsall
------------------------------
Charles E. Pearsall